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                                                    ----------------------------
                                                            OMB APPROVAL
                         UNITED STATES              ----------------------------
              SECURITIES AND EXCHANGE COMMISSION    OMB Number:        3235-0145
                     WASHINGTON, D.C. 20549         Expires:   December 31, 1997
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                                                    hours per response ... 14.90
                                                    ----------------------------


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO.______________ )*

                             K&G MEN'S CENTER, INC.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     482245
                          ----------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement /X/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 12 pages

- --------------------                                          ------------------
CUSIP No. 482245                      13G                     Page 2 of 12 Pages
          ----------                                              ---  ----
- --------------------                                          ------------------


- --------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       South Atlantic Venture Fund III, Limited Partnership


- --------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  / /
                                                                    (b)  / /


- --------------------------------------------------------------------------------
   3   SEC USE ONLY




- --------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


                            Delaware limited partnership

- --------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER

    SHARES             - 0 - shares
                  --------------------------------------------------------------
 BENEFICIALLY     6    SHARED VOTING POWER

   OWNED BY            699,825 shares
                  --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER

   REPORTING           - 0 - shares
                  --------------------------------------------------------------
    PERSON        8    SHARED DISPOSITIVE POWER

     WITH              699,825 shares
- --------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       699,825 shares

- --------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /



- --------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       11.0%

- --------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN

- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 12 pages

- --------------------                                          ------------------
CUSIP No. 482245                      13G                     Page 3 of 12 Pages
          ----------                                              ---  ----
- --------------------                                          ------------------


- --------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      South Atlantic Venture Partners III, Limited Partnership


- --------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  /  /
                                                             (b)  /  /


- --------------------------------------------------------------------------------
  3   SEC USE ONLY




- --------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION


                           Delaware limited partnership

- --------------------------------------------------------------------------------
    NUMBER OF     5   SOLE VOTING POWER

     SHARES           - 0 - shares
                  --------------------------------------------------------------
  BENEFICIALLY    6   SHARED VOTING POWER

    OWNED BY          699,825 shares
                  --------------------------------------------------------------
      EACH        7   SOLE DISPOSITIVE POWER

    REPORTING         - 0 - shares
                  --------------------------------------------------------------
     PERSON       8   SHARED DISPOSITIVE POWER

      WITH            699,825 shares
- --------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       699,825 shares

- --------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


- --------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.0%

- --------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN

- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 12 pages

- --------------------                                          ------------------
CUSIP No. 482245                      13G                     Page 4 of 12 Pages
          ----------                                              ---  ----
- --------------------                                          ------------------


- --------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Donald W. Burton


- --------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  /  /
                                                             (b)  /  /


- --------------------------------------------------------------------------------
  3  SEC USE ONLY




- --------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION


     United States

- --------------------------------------------------------------------------------
    NUMBER OF     5  SOLE VOTING POWER

     SHARES          - 0 - shares
                  --------------------------------------------------------------
  BENEFICIALLY    6  SHARED VOTING POWER

    OWNED BY         699,825 shares
                  --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER

    REPORTING        - 0 - shares
                  --------------------------------------------------------------
     PERSON       8  SHARED DISPOSITIVE POWER

      WITH           699,825 shares
- --------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      699,825 shares

- --------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


- --------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.0%

- --------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

     IN

- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 12 pages

- --------------------                                          ------------------
CUSIP No. 482245                      13G                     Page 5 of 12 Pages
          ----------                                              ---  ----
- --------------------                                          ------------------


- --------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      W. Scott Miller


- --------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  /  /
                                                             (b)  /  /


- --------------------------------------------------------------------------------
   3  SEC USE ONLY




- --------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION


      United States

- --------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

     SHARES           - 0 - shares
                  --------------------------------------------------------------
  BENEFICIALLY    6   SHARED VOTING POWER

    OWNED BY          699,825 shares
                  --------------------------------------------------------------
      EACH        7   SOLE DISPOSITIVE POWER

   REPORTING          - 0 - shares
                  --------------------------------------------------------------
     PERSON       8   SHARED DISPOSITIVE POWER

      WITH            699,825 shares
- --------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      699,825 shares

- --------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


- --------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.0%

- --------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

      IN

- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 12 pages

- --------------------                                          ------------------
CUSIP No. 482245                      13G                     Page 6 of 12 Pages
          ----------                                              ---  ----
- --------------------                                          ------------------


- --------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sandra P. Barber


- --------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  /  /
                                                             (b)  /  /


- --------------------------------------------------------------------------------
  3   SEC USE ONLY




- --------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION


      United States

- --------------------------------------------------------------------------------
    NUMBER OF     5   SOLE VOTING POWER

     SHARES           - 0 - shares
                  --------------------------------------------------------------
  BENEFICIALLY    6   SHARED VOTING POWER

    OWNED BY          699,825 shares
                  --------------------------------------------------------------
      EACH        7   SOLE DISPOSITIVE POWER

    REPORTING         - 0 - shares
                  --------------------------------------------------------------
     PERSON       8   SHARED DISPOSITIVE POWER

      WITH            699,825 shares
- --------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      699,825 shares

- --------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


- --------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.0%

- --------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN

- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 12 pages

- --------------------                                          ------------------
CUSIP No. 482245                      13G                     Page 7 of 12 Pages
          ----------                                              ---  ----
- --------------------                                          ------------------


ITEM 1(a).        NAME OF ISSUER:
                  --------------

                  K&G Men's Center, Inc. (the "Company").

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  -----------------------------------------------

                  1750-A Ellsworth Industrial Blvd., Atlanta, Georgia 30318

ITEM 2(a).        NAME OF PERSONS FILING:
                  ----------------------

                           This statement is being filed by South Atlantic
                  Venture Fund III, Limited Partnership ("SAVF III"), South Atlantic Venture Partners III, Limited Partnership ("SAVP III") and Donald W. Burton, W. Scott Miller and Sandra P. Barber. Messrs. Burton and Miller and Ms. Barber are general partners of SAVP III, the sole general partner of SAVF III. SAVF III and Messrs. Burton and Miller and Ms. Barber are sometimes referred to collectively herein as the "Reporting Persons."

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  -----------------------------------------------------------

                           The address of the principal business office of the
                  Reporting Persons is 614 W. Bay Street, Suite 200, Tampa, Florida 33606-2704.

ITEM 2(c).        CITIZENSHIP:
                  -----------

                           SAVF III and SAVP III are limited partnerships
                  organized under the laws of the State of Delaware. Messrs. Miller and Burton and Ms. Barber are all United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  ----------------------------

                  Common Stock, $.01 par value per share ("Common Stock").

ITEM 2(e).        CUSIP NUMBER:
                  ------------

                  482245

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR
                  ---------------------------------------------------------
                  13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
                  ----------------------------------------------

                           (a) / / Broker or Dealer registered under Section 15
                               of the Securities Exchange Act of 1934 (the
                               "Act").

                           (b) / / Bank as defined in Section 3(a)(6) of the
                               Act.

                           (c) / / Insurance Company as defined in Section
                               3(a)(19) of the Act.

                           (d) / / Investment Company registered under Section 8
                               of the Investment Company Act of 1940.

                           (e) / / Investment Adviser registered under Section
                               203 of the Investment Advisers Act of 1940.

                           (f) / / Employee Benefit Plan, Pension Fund which is
                               subject to the provisions of the Employee
                               Retirement Income Security Act of 1974 or
                               Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                           (g) / / Parent Holding Company, in accordance with
                               Rule 13d-1(b)(ii)(G) of the Act.


                               Page 7 of 12 pages

- --------------------                                          ------------------
CUSIP No. 482245                      13G                     Page 8 of 12 Pages
          ----------                                              ---  ----
- --------------------                                          ------------------

                           (h) / / Group, in accordance with Rule
                               13d-1(b)(1)(ii)(H) of the Act.

                           Not applicable.

ITEM 4.           OWNERSHIP:
                  ---------

                  (a) Amount Beneficially Owned: As of December 31, 1995, each of the Reporting Persons may be deemed to have owned beneficially 699,825 shares of Common Stock.

                           As of December 31, 1995, SAVF III was the record
                  owner of 699,825 shares. As the sole general partner of SAVF III, SAVP III may be deemed to have owned beneficially all of the shares of Common Stock that SAVF III may be deemed to have owned beneficially. As general partners of SAVP III, Messrs. Burton and Miller and Ms. Barber may each be deemed to have owned beneficially all of the shares of Common Stock that SAVF III may be deemed to have owned beneficially. Therefore, each Reporting Person may be deemed to have owned beneficially a total of 699,825 shares. Subsequent to December 31, 1995, the Burton Partnership, Limited Partnership, of which Mr. Burton is the general partner, purchased 31,750 shares and Mr. Miller purchased 10,000 shares.

                  (b) Percent of Class: 11% for all Reporting Persons after giving effect to the 1,127,000 shares issued in the Company's initial public offering ("IPO") in January 1996 (including 127,000 shares issued by the Company upon exercise of the underwriters' over-allotment option). The foregoing percentage is calculated based on the Company's prospectus dated as of January 24, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended April 28, 1996.

                  (c)      Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote: 0 shares for all Reporting Persons.

                           (ii):  Shared power to vote or to direct the vote:
                           699,825 shares for all Reporting Persons.

                           (iii) Sole power to dispose or to direct the disposition of: 0 shares for all Reporting Persons.

                           (iv) Shared power to dispose or to direct the disposition of: 699,825 shares for all Reporting Persons.

                  Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock of K&G Men's Center, Inc., except in the case of SAVF III, for the 699,825 shares it owns of record.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  --------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  --------------------------------------------------------
                  PERSON:
                  ------

                  Not applicable.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ---------------------------------------------------------
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  -------------------------------------------------------------
                  COMPANY:
                  -------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ---------------------------------------------------------

                              Page 8 of 12 pages

- --------------------                                          ------------------
CUSIP No. 482245                      13G                     Page 9 of 12 Pages
          ----------                                              ---  ----
- --------------------                                          ------------------

                  Not applicable. SAVF III, SAVP III, and Messrs. Burton and Miller and Ms. Barber expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  ------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION:
                  -------------

                  Not applicable.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]






                              Page 9 of 12 pages

- --------------------                                         -------------------
CUSIP No. 482245                      13G                    Page 10 of 12 Pages
          ----------                                             ----  ----
- --------------------                                         -------------------

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of its or his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  July 18, 1996


SOUTH ATLANTIC VENTURE FUND III,
  LIMITED PARTNERSHIP

     By:  South Atlantic Venture Partners III,
             Limited Partnership, its General Partner


          By:   /s/ Donald W. Burton
                -------------------------------------
                Donald W. Burton
                General Partner


SOUTH ATLANTIC VENTURE PARTNERS III,
  LIMITED PARTNERSHIP


By:  /s/ Donald W. Burton
     --------------------------
     Donald W. Burton
     General Partner


/s/ Donald W. Burton
- -------------------------------
Donald W. Burton


              *
- -------------------------------
W. Scott Miller


              *
- -------------------------------
Sandra P. Barber

                                        *By:   /s/ Donald W. Burton
                                               --------------------
                                               Donald W. Burton
                                               Attorney-in-Fact

- ------------------------------------------------------------------------

This Schedule 13G was executed by Donald W. Burton pursuant to a Power of Attorney, a copy of which is attached hereto as Exhibit 2.
                                                ---------



                              Page 10 of 12 pages